EXHIBIT 10.40

Summary of Stock Option Grants made to Named Executive Officers

On February 22, 2005, the Compensation Committee of the Board of Directors approved the following grant of options to purchase shares of Align common stock to certain of our employees (including each of our named executive officers). Except for the vesting schedule set forth below, the material terms of each of the stock option agreements is identical to the form of option agreement filed with our Form 10-Q for the quarter ended September 30, 2004. The following table sets forth information regarding the option grants to each of our named executive officers:

Name	Number of Securities Underlying Options Granted	Exercise Price
Thomas M. Prescott, President, Chief Executive Officer and Director	150,000	$7.35
Eldon M. Bullington, Vice President, Finance and Chief Financial Officer	125,000	$7.35
David S. Thrower, Vice President, Global Marketing	120,000	$7.35
Len M. Hedge, Vice President, Manufacturing	120,000	$7.35
Roger E. George Vice President, Legal and Corporate Affairs, and General Counsel and Corporate Secretary	115,000	$7.35

Each of the above options vest in accordance with the following schedule: 25% of the shares subject to the option were vested and exercisable on the date of grant, and 2.083% of the shares subject to the option become vested and exercisable each month thereafter.